UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________________________________________________

AAON, INC.
(Exact name of registrant as specified in its charter)
_____________________________________________________________________________________

Nevada	87-00448736
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

2425 S. Yukon Avenue, Tulsa, Oklahoma 74107
(Address, including zip code, of principal executive offices)

AAON, INC. 2024 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Luke A. Bomer, Esq.
Johnson & Jones, P.C.
Two Warren Place
6120 S. Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
(918) 584-6644
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accredited filer,” “accredited filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	✓	Accelerated filer
Non-accelerated filer		Smaller reporting company
Emerging growth company

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ___

EXPLANATORY NOTE

On February 27, 2024, the Board of Directors of the Registrant approved the adoption of the AAON, Inc. 2024 Long-Term Incentive Plan (the “Plan”) subject to the approval of the stockholders of the Registrant. The stockholders of the Registrant subsequently approved the Plan at the annual meeting of stockholders on May 21, 2024. The purpose of this Registration Statement on Form S-8 is to register with the Securities and Exchange Commission (the “Commission”) 2,654,066 shares of the Registrant’s common stock, par value $0.004 per share (the “Common Stock”), which may be issued by the Registrant pursuant to the terms of the Plan.

Part I

Information Required in the SECTION 10(A) PROSPECTUS

The information specified by Item 1 (Plan Information) and Item 2 (Registration Information and Employee Plan Annual Information) of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

Part II

Information Required in the REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

(a) The Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, filed with the Commission on February 28, 2024 (Commission File No. 000-18953);

(b) All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above;

(c) The Company’s Proxy Statements on Schedule 14A filed with the Commission pursuant to Section 14(a) of the Exchange Act on March 27, 2024 (Commission File No. 000-18953) and April 8, 2024 (Commission File No. 000-18953) (to the extent specifically incorporated by reference into the Company’s Annual Report referred to in (a) above); and

(d) The description of the Company’s Common Stock contained in Exhibit 4.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada law provides the Registrant with the power to indemnify its directors and officers. Either the director or officer must have conducted himself/herself in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests; a presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation must not have been rebutted; or the acts must not have constituted a breach of a fiduciary duty of such officer or director involving intentional misconduct, fraud or a knowing violation of law. In a criminal action not by the Registrant or in its right, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. The Registrant’s Articles of Incorporation, as amended, and the Registrant’s Amended and Restated Bylaws each provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law. Further, the Registrant’s Articles of Incorporation, as amended, provide that the Registrant may, by specific action of its Board of Directors, indemnify any or all other persons allowed to be indemnified under Nevada law. The Registrant’s Articles of Incorporation, as amended, further provide that no director shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (a) acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Moreover, the provisions would apply to claims against a director for violations of certain laws, including federal securities laws. In addition, the Registrant may enter into indemnification agreements with its directors and officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors and officers.

The Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his/her capacity as such. The Company pays the entire premiums of these policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this

Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-Effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 21, 2024.

    AAON, Inc.

         By: /s/ Gary D. Fields
    Gary D. Fields
    Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary D. Fields Gary D. Fields	Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2024

/s/ Rebecca A. Thompson Rebecca A. Thompson	Chief Financial Officer (Principal Financial Officer)	May 21, 2024

/s/ Christopher D. Eason Christopher D. Eason	Chief Accounting Officer (Principal Accounting Officer)	May 21, 2024

/s/ Norman H. Asbjornson	Director	May 21, 2024
Norman H. Asbjornson

/s/ Angela E. Kouplen	Director	May 21, 2024
Angela E. Kouplen

/s/ Caron A. Lawhorn	Director	May 21, 2024
Caron A. Lawhorn

/s/ Stephen O. LeClair	Director	May 21, 2024
Stephen O. LeClair

/s/ A.H. McElroy II A.H. McElroy II	Director	May 21, 2024

/s/ David Stewart David Stewart	Director Director	May 21, 2024 May 21, 2024

/s/ Bruce Ware Bruce Ware

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of AAON, Inc., as amended (filed as Exhibit 3.A to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015, and incorporated herein by this reference).

4.2	Amended and Restated Bylaws of AAON, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2023, and incorporated herein by this reference).

4.3	AAON, Inc. 2024 Long-Term Incentive Plan (filed with the Commission on April 8, 2024 as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, Commission File No. 000-18953, and incorporated herein by this reference).

5.1*	Opinion of Johnson & Jones, P.C.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Johnson & Jones, P.C. (contained in Exhibit 5.1).

107*	Filing Fee Table.
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* Filed herewith